Exhibit 21.4

List of Subsidiaries of
Handa Lab Co., Ltd.

Entity Name	Place of Organization
Handa Corporation Co., Ltd.*	Republic of Korea

*	60% owned subsidiary of Handa Lab Co., Ltd.